News
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                                                        Greg Parker
                                                        210/220-5632
                                                             or
                                                        Renee Sabel
                                                        210/220-5416



FOR IMMEDIATE RELEASE
April 21, 1998



                             CULLEN/FROST REPORTS
                             FIRST QUARTER RESULTS


SAN ANTONIO -- Cullen/Frost Bankers, Inc. today reported earnings for first quarter 1998 of $16.7 million. Earnings per diluted common share were $.73 for the quarter, an increase of 12.3 percent from last year's $.65 per diluted common share.

"We experienced growth in bank revenues over the first quarter last year, and loan volumes continued to grow with an 18 percent increase from loan totals a year ago," said Richard W. Evans, Jr., chairman of the board, in discussing first quarter results. "Our earnings growth can be attributed to the positive economic and banking climate in the markets where we do business."

During the first quarter, the number of Cullen/Frost financial centers in Texas reached 60 with the completion of its acquisition of Harrisburg Bancshares, Inc. of Houston, with $265 million in assets and three full-service locations.

                                                                           2
Also, Cullen/Frost announced in the first quarter that it had signed a definitive agreement to acquire Overton Bancshares, Inc. of Fort Worth, the largest Fort Worth-based banking institution. Overton, an $863 million bank holding company in terms of assets, has 14 offices in Tarrant and Dallas counties. This entry into the Fort Worth and Dallas markets will increase Cullen/Frost's deposit market share in the state from tenth to seventh. The acquisition is expected to be consummated in the second quarter.

Return on average equity and assets were 16.37 percent and 1.24 percent, compared to 15.80 percent and 1.28 percent for the same quarter last year. In addition, net interest income was up 15.1 percent over the previous year, and non-interest income increased 17.5 percent. Growth in trust income from the Financial Management Group, up 13.3 percent from a year ago, continued to contribute to the company's fee-based revenue increase.

Noted financial data for the quarter, which includes the impact of the first quarter 1998 acquisition of Harrisburg Bancshares, Inc., follows:

  - For the first quarter, Cullen/Frost's cash earnings per diluted share increased to $.84 compared to $.74 per diluted share for the same quarter a year ago. Cash earnings return on assets and return on equity were 1.43 percent and 18.84 percent, compared to 1.45 percent and 17.86 percent for the first quarter of 1997.

                                                                          3
  - Net interest income rose to $53.7 million for the first quarter, up from $46.7 million a year ago. Higher loan volumes had a favorable impact on net interest income.

  -  Non-interest income for the first quarter totaled $29.9 million,
     compared to $25.4 million for the first quarter of 1997.   This
     increase is primarily due to trust fee income and service charge revenue.

  - Non-interest expense was $55.2 million for the first quarter of 1998, compared to $47.0 million for the same period of 1997. The increase results primarily from higher personnel and operating expenses in response to higher volumes.

  - The provision for loan losses in the first quarter of 1998 was $2.2 million, compared to $1.6 million for the same period a year ago. Net charge-offs for the quarter were $2.2 million compared to $1.3 million for the first quarter of last year.

Cullen/Frost Bankers, Inc. is a multi-bank holding company, headquartered in San Antonio, with assets of $5.7 billion at March 31, 1998. Through its member banks--Frost Bank and United States National Bank-- the corporation has 60 financial centers across Texas in Austin, Corpus Christi, Galveston, Houston, McAllen, New Braunfels, San Antonio and San Marcos.

Cullen/Frost Bankers, Inc. Common Stock is traded on the New York Stock Exchange under the symbol CFR.


                            Cullen/Frost Bankers, Inc.
                    CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

                                1998                     1997
                              -------    ----------------------------------
                              1st Qtr    4th Qtr  3rd Qtr  2nd Qtr  1st Qtr
                              -------    -------  -------  -------  -------
CONDENSED INCOME STATEMENTS
 ($ in thousands)
Net interest income           $53,732    $51,210  $50,013  $49,355  $46,666
Net interest income(1)         54,009     51,500   50,306   49,627   46,934
Combined provisions
  for possible loan losses
  and real estate valuations    2,250      2,000    2,043    2,275    1,625
Non-interest income
 Trust                         10,921      9,980   10,632    9,716    9,643
 Service charges on deposit
  accounts                     11,420     11,374   11,152   10,911   10,290
 Other service charges          3,250      2,663    2,729    2,627    2,129
 Net securities transactions       (3)       476       (2)      20
 Other                          4,312      3,868    3,283    4,467    3,374
                              -------    -------  -------  -------  -------
 Total non-interest income    $29,900    $28,361  $27,794  $27,741  $25,436

Non-interest expense
 Salaries & wages              22,562     21,183   21,199   20,200   19,234
 Pensions and other benefits    4,839      4,102    4,022    4,332    4,393
 Net occupancy                  5,187      5,131    4,927    4,680    4,758
 Furniture & equipment          3,433      3,457    3,080    3,060    2,866
 Intangible amortization        3,348      3,029    3,062    3,119    2,710
 Other                         15,824     14,914   14,439   14,985   13,031
                              -------    -------  -------  -------  -------
 Total non-interest expense   $55,193    $51,816  $50,729  $50,376  $46,992

Income before taxes            26,189     25,755   25,035   24,445   23,485
Income taxes                    9,444      9,110    8,889    8,814    8,422
                              -------    -------  -------  -------  -------
Net income                    $16,745    $16,645  $16,146  $15,631  $15,063
Cash earnings(2)               19,270     18,891   18,413   17,934   17,023

PER COMMON SHARE DATA
Net income - basic     (5)    $   .75    $   .75  $   .72  $   .70  $   .67
Net income - diluted   (5)        .73        .72      .70      .68      .65
Cash earnings - basic  (5)        .87        .85      .83      .80      .75
Cash earnings - diluted(5)        .84        .82      .80      .77      .74
Cash dividends                    .25        .25      .25      .25      .21
Shareholders' equity            18.77      18.34    17.90    17.67    17.05
 (shares in thousands)
Period-end common shares       22,264     22,265   22,156   22,436   22,508
Average common shares          22,266     22,235   22,261   22,483   22,499
Dilutive effect of stock
 options                          796        807      717      625      594

SELECTED FINANCIAL DATA
Return on average assets         1.24%      1.29%    1.29%    1.27%    1.28%
Cash earnings ROA(3)             1.43       1.46     1.47     1.46     1.45
Return on average equity        16.37      16.31    16.09    16.02    15.80
Cash earnings ROE(4)            18.84      18.51    18.35    18.38    17.86
Net interest income to
  average earning assets(1)      4.78       4.74     4.74     4.75     4.73

(1) Taxable-equivalent basis assuming a 35% tax rate.
(2) Net income before intangible amortization (including goodwill and core deposit intangibles, net of tax).
(3) Cash earnings as a percentage of total average assets.
(4) Cash earnings as a percentage of average shareholders' equity.
(5) Retroactively restated for all periods presented in accordance with SFAS No. 128.

                            Cullen/Frost Bankers, Inc.
                     CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

                                1998                    1997
                              -------    ----------------------------------
                              1st Qtr    4th Qtr  3rd Qtr  2nd Qtr  1st Qtr
                              -------    -------  -------  -------  -------
BALANCE SHEET SUMMARY
 ($ in millions)
Average Balance:
  Loans                       $ 2,800    $ 2,602  $ 2,515  $ 2,459  $ 2,303
  Earning assets                4,554      4,322    4,219    4,185    3,999
  Total assets                  5,464      5,127    4,968    4,923    4,756
  Private deposits              4,377      4,100    4,021    3,937    3,755
  Public funds                    309        308      260      304      332
  Total deposits                4,686      4,408    4,281    4,241    4,087

Period-End Balance:
  Loans                       $ 2,849    $ 2,644  $ 2,549  $ 2,513  $ 2,415
  Earning assets                4,585      4,325    4,175    4,182    4,216
  Intangible assets               111         79       84       87       90
  Total assets                  5,654      5,231    5,157    4,924    4,933
  Total deposits                4,847      4,484    4,478    4,247    4,229
  Shareholders' equity            418        408      397      396      384
  Adjusted shareholders'
   equity(1)                      410        400      387      389      382

ASSET QUALITY ($ in thousands)
Allowance for possible
  loan losses                 $43,107    $41,846  $41,716  $41,080  $40,047
   As a percentage of
    period-end loans             1.51%      1.58%    1.64%    1.63%    1.66%

Net charge-offs:              $ 2,239    $ 1,870  $ 1,364  $ 1,242  $ 1,309
   As a percentage of
    average loans                 .32%       .29%     .22%     .20%     .23%

Non-performing assets:
  Non-accrual and
    restructured loans        $12,401    $12,702  $11,726  $13,479  $14,227
  Foreclosed assets             5,336      4,511    3,605    2,445    2,263
                              -------    -------  -------  -------  -------
    Total                     $17,737    $17,213  $15,331  $15,924  $16,490
   As a percentage of:
  Total assets                    .31%       .33%     .30%     .32%     .33%
  Total loans plus
    foreclosed assets             .62        .65      .60      .63      .68


CAPITAL RATIOS
Tier 1 Risk-Based Capital Ratio 12.13%     13.89%   13.90%   14.14%   14.52%
Total Risk-Based Capital Ratio  13.38      15.14    15.15    15.39    15.77
Equity to Assets Ratio           7.39       7.80     7.70     8.04     7.78
Leverage Ratio                   7.62       8.45     8.38     8.45     8.56





(1) Shareholders' equity excluding the SFAS 115 market value adjustment.